Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer (609) 655-4500	Senior Vice President & Treasurer (609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS
OPERATING RESULTS FOR THE THIRD QUARTER
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2010

CRANBURY NJ – NOVEMBER 5, 2010……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1ST Constitution Bank, reported net income of $881,599 for the quarter ended September 30, 2010, or $0.15 per diluted common share, compared to net income of $621,234 for the quarter ended September 30, 2009, or $0.10 per diluted common share.

For the nine months ended September 30, 2010, the Company reported net income of $2,376,416, or $0.40 per diluted common share, compared with net income of $1,632,534, or $0.24 per diluted common share, for the first nine months of 2009.

The growth in net income for the quarter and the nine months ended September 30, 2010 as compared to the prior year periods represents an increase in net income of 41.9% and 45.6%, respectively.  At September 30, 2010, the Company’s tangible book value per common share was $10.66, up from $10.22 at September 30, 2009.

Earnings per common share for the third quarter and nine months ended September 30, 2010 and 2009 reflect the impact of accrued dividends and discount accretion on the preferred stock issued to the United States Treasury on December 23, 2008.  The 2009 per common share amounts have been restated to give effect to a 5 percent stock dividend paid on common shares on February 3, 2010.

Robert F. Mangano, President and Chief Executive Officer, said “The increase in net income through the nine months ended September 30, 2010 was principally the result of increases in net-interest income, the continued generation of non-interest income, and stability in non-interest expense.”

Net interest income for the quarter ended September 30, 2010 increased to $5,543,247, up $1,193,718, or 27.4 percent, from the $4,349,529 reported for the third quarter of 2009.  Further supporting earnings for the third quarter of 2010 was the continued generation of non-interest income, which totaled $996,697 and exceeded the corresponding quarter in 2009 by $20,604, or 2.1 percent.

For the quarter ended September 30, 2010, non-interest expenses were $4,372,297, an increase of $279,295, or 6.8 percent from the quarter ended September 30, 2009.

The provision for loan losses for the quarter ended September 30, 2010 totaled $875,000 compared to $505,000 for the same period in 2009.  Net charge-offs for the nine months ended September 30, 2010 were $504,255, compared to $865,850 for the same period in 2009.

At September 30, 2010, the allowance for loan losses was $5,726,132, an increase of $1,220,745 from December 31, 2009.  The ratio of the allowance for loan losses to total loans was 1.30 percent at September 30, 2010, and 1.19 percent at December 31, 2009.

Total assets at September 30, 2010 reached $692.5 million, representing an increase of $14.5 million, compared to total assets of $678.0 million at December 31, 2009.  Deposits at September 30, 2010 were $537.9 million, a decrease of $34.3 million from $572.2 million at December 31, 2009, and total loans increased by $62.2 million, to $442.1 million from $379.9 million at December 31, 2009.  Short term borrowing increased to $47.6 million to $70.1 million at September 30, 2010, from $22.5 million at December 31, 2009.

At September 30, 2010, 1ST Constitution Bank’s capital ratios were all above the levels required to be categorized as “well capitalized.”  The Bank’s total risk-based capital, Tier I risk-based capital, and leverage capital were 15.46 percent, 14.37 percent, and 11.10 percent, respectively.  The regulatory requirements to be considered “well capitalized” for total risk-based capital, Tier I capital, and leverage capital are 10 percent, 6 percent, and 5 percent, respectively.  As previously reported, on October 27, 2010, the Company redeemed the preferred stock it had issued to the Treasury under the TARP program.  Funding for this redemption was provided by 1st Constitution Bank, which reduced its capital by $12,000,000.   If the redemption had occurred on September 30, 2010, 1st Constitution Bank’s capital ratios would have met all the requirements to be considered “well capitalized.”

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates twelve branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Lawrenceville, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
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1st Constitution Bancorp
Selected Consolidated Financial Data
( Unaudited )

($ in thousands except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Income Statement Data :
Interest income	$7,690	$7,467	$21,616	$22,473
Interest expense	2,147	3,118	6,785	9,404
Net interest income	5,543	4,349	14,831	13,069
Provision for loan losses	875	505	1,725	1,293
Net interest income after prov.for loan losses	4,668	3,844	13,106	11,776
Non-interest income	997	976	2,952	2,766
Non-interest expenses	4,372	4,093	12,785	12,905
Income before income taxes	1,293	727	3,273	1,637
Income tax expense	411	106	897	4
Net income	882	621	2,376	1,633
Preferred stock dividends and accretion	177	177	531	543
Net income available to common shareholders	$705	$444	$1,845	$1,090

Per Common Share Data :
Earnings per common share - Basic	$0.15	$0.10	$0.41	$0.24
Earnings per common share - Diluted	$0.15	$0.10	$0.40	$0.24
Tangible book value per common share			$10.66	$10.22
Average common shares outstanding :
Basic	4,569,401	4,480,994	4,541,164	4,459,308
Diluted	4,596,124	4,503,124	4,571,026	4,471,425

Performance Ratios :
Return on average assets	0.51%	0.38%	0.48%	0.36%
Return on average equity	5.82%	4.34%	5.40%	3.89%
Net interest margin (tax-equivalent basis)	3.42%	2.87%	3.18%	3.08%
Efficiency ratio	66.9%	76.9%	71.9%	81.5%

	September 30,	December 31,
	2010	2009
Balance Sheet Data:
Total Assets	$692,516	$677,996
Investment securities	195,987	227,728
Loans, including loans held for sale	$459,800	401,461
Allowance for loan losses	(5,726)	(4,505)
Goodwill and other intangible assets	619	646
Deposits	537,853	572,155
Shareholders' equity	60,913	57,401

Asset Quality Data :
Loans past due over 90 days and still accruing	$4	$146
Nonaccrual loans	8,881	4,161
OREO property	1,730	1,363
Total non-performing assets	10,615	5,670
Net charge-offs for the nine-month period and year, respectively	504	1,732
Allowance for loan losses to total loans	1.30%	1.19%
Nonperforming loans to total loans	2.01%	1.13%
Nonperforming assets to total assets	1.53%	0.84%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets	11.40%	10.99%
Tier 1 capital to risk weighted assets	14.83%	16.25%
Total capital to risk weighted assets	15.92%	17.23%
1st Constitution Bank
Tier 1 capital to average assets	11.10%	10.78%
Tier 1 capital to risk weighted assets	14.37%	15.91%
Total capital to risk weighted assets	15.46%	16.90%